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                                                                    EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-60739, No. 333-76299, No. 333-86381, and No. 333-96527)
pertaining to the Stock Option Agreement, 1995 Stock Option Plan, 1998 Stock Option Plan, 1999 Stock Incentive Plan, 1999 Non-Qualified Stock Option Plan, 1999 Employee Stock Purchase Plan, and Chairman Grant Program of Beyond.com Corporation of our report dated January 15, 2001, except for the third paragraph of Note 1 as to which the date is April 17, 2001, with respect to the consolidated financial statements and schedule of Beyond.com Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2000.

San Jose, California
April 17, 2001